EXHIBIT I

     THE BEAR STEARNS COMPANIES INC.
2007 PERFORMANCE COMPENSATION PLAN

Section 1. Purpose.

     The purposes of The Bear Stearns Companies Inc. 2007 Performance Compensation Plan, (the “Plan”) are (i) to compensate certain Senior Managing Directors of The Bear Stearns Companies Inc. (the “Company”) and its affiliates on an individual basis for significant contributions to the Company and (ii) to stimulate the efforts of such persons by giving them a direct interest in the performance of the Company. It is intended that certain Bonuses (as defined in Section 5) payable under the Plan be considered performance-based compensation within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and other administrative guidance promulgated thereunder, and the Plan shall be administered and interpreted accordingly.

Section 2. Effective Date.

     The Plan was adopted by the Board of Directors of the Company (the “Board”) as of March 23, 2007, subject to the approval of the stockholders at the Company’s 2007 Annual Meeting of Stockholders and, if so approved, will be effective for fiscal years of the Company commencing after November 30, 2006.

Section 3. Coverage.

     For purposes of the Plan, the term “Participant” shall include for each fiscal year of the Company each Senior Managing Director so designated by the Compensation Committee within 90 days following the first day of such fiscal year.

Section 4. Base Salary.

     4.1. Each Participant shall receive a salary of $250,000 per annum (“Base Salary”). The Base Salary of the Participants may be increased from time to time by the Compensation Committee of the Board (the “Compensation Committee”) by amendment of the Plan pursuant to Section 9.

     4.2. Notwithstanding the provisions of Section 4.1 above, in the event a Participant is not a Senior Managing Director for an entire fiscal year, his Base Salary for such fiscal year shall be computed by multiplying such Base Salary as computed under Section 4.1 by a fraction, the numerator of which is the number of days in such fiscal year during which such Participant was a Senior Managing Director and the denominator of which is the number of days in the fiscal year. Any Base Salary shall be in addition to any base salary payable with respect to periods during the fiscal year in which a Participant was not a Senior Managing Director.

Section 5. Computation of Annual Bonus Amounts.

     5.1. For each fiscal year of the Company, each Participant shall be entitled to receive an award of a bonus (the “Bonus”), payable from one or more annual bonus funds (the “Annual Bonus Pools”) in an amount not to exceed the amount provided for in Section 5.3. A Bonus under the Plan shall be the sole bonus payable with respect to a fiscal year to each Participant (“Full Year Participant”) who was a Senior Managing Director on the date that proportionate shares of the Annual Bonus Pools for such fiscal year were determined by the Compensation Committee and who remains a Senior Managing Director at all times thereafter during such fiscal year. For each fiscal year, each Participant who was not a Full Year Participant shall be entitled to such a Bonus, if any, for the portion of such fiscal year not covered by the Plan, determined in accordance with the procedures applicable to employees who are not Senior Managing Directors, in addition to the Bonus, if any, payable pursuant to the Plan.

     5.2. For each fiscal year, the formula for calculating the Annual Bonus Pools shall be determined by the Compensation Committee in writing, by resolution of the Compensation Committee or other appropriate action, not later than 90 days after the commencement of such fiscal year and in a manner that is not inconsistent with Treasury Regulation Section 1.162-27(e)(2). Such formula shall be based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee shall determine: (a) pre-tax or after-tax return on equity; (b) earnings per share; (c) pre-tax or after-tax net income; (d) business unit or departmental pre-tax or after-tax income; (e) firm revenue growth; (f) departmental revenue growth; (g) book value per share; (h) market price per share; (i) relative performance to peer group companies; (j) expense management; and (k) total return to stockholders.

     5.3. The maximum amount that can be paid to any Participant can not exceed 2.5% of Consolidated Pre-tax Income for the related fiscal year. For Plan purposes, Consolidated Pre-tax Income for a fiscal year is defined as Consolidated Pre-tax Income as reported in the Company’s Annual Report for a fiscal year plus any amounts charged to expense as a result of the Plan with respect to such fiscal year.

     5.4 Notwithstanding anything herein to the contrary, the Compensation Committee shall have the right to reduce the Bonus of any Participant in its sole discretion at any time and for any reason prior to the certification of the Bonus otherwise payable to such Participant pursuant to Section 5.5 hereof provided, however, that any such reduction does not result in an increase in the Bonus payable to any other Participant.

     5.5. As a condition to the right of a Participant to receive any Bonus under the Plan, the Compensation Committee shall first be required to certify in writing in a manner consistent with Treasury Regulation Section 1.162-27(e)(5), by resolution of the Compensation Committee or other appropriate action, that the Bonus has been accurately determined in accordance with the provisions of the Plan, including that the performance goals and any other material terms under the formula for each Bonus Pool were in fact satisfied.

Section 6. Allocations.

     6.1. Prior to the commencement of each fiscal year, or not later than 90 days after the commencement of each fiscal year and in a manner that is not inconsistent with Treasury Regulation Section 1.162-27(e)(2), the Compensation Committee shall determine in writing, by resolution of the Compensation Committee or other appropriate action, each Participant’s proportionate share of any Annual Bonus Pool, as determined pursuant to Section 5.2, for such fiscal year provided, however, that in no event may the sum of the shares allocated to the Participants under any such Annual Bonus Pool exceed 100% of the Annual Bonus Pool.

     6.2. Subject to Sections 5.3 and 5.4, any Participant who ceases to be a Senior Managing Director for any reason prior to the end of such fiscal year shall be entitled to a Bonus computed as follows: A Bonus first shall be computed as if such Participant had been a Senior Managing Director for the full fiscal year, and such Bonus then shall be multiplied by a fraction the numerator of which shall be the number of days in the fiscal year through the date the Participant ceased to be a Senior Managing Director and the denominator of which shall be the number of days in the fiscal year; provided, however, that if the application of the preceding clause would cause the total Bonuses payable under the Plan with respect to an Annual Bonus Pool to exceed such Annual Bonus Pool, the Bonuses payable to each Participant with respect to such Annual Bonus Pool shall be reduced pro rata, so that the total of all Bonuses shall equal such Annual Bonus Pool. Subject to Section 5.4, if a Participant ceases to be a Senior Managing Director after the end of the fiscal year in respect of which such Bonus is payable, the amounts thereof nonetheless shall be payable to him or his estate, as the case may be.

     6.3. Subject to Section 6.4, Bonuses for a fiscal year shall be payable as soon as practicable following the certification thereof by the Compensation Committee for such fiscal year, but in no event later than 75 days after the end of such fiscal year. Bonuses may be paid in cash and/or equity-based awards under the Company’s Capital Accumulation Plan for Senior Managing Directors, the Company’s Stock Award Plan or any other Company equity-based plan in effect from time to time. Any such equity-based award shall be subject to such terms and conditions as the Compensation Committee may determine in accordance with the plan under which award is granted. Solely with respect to Participants who are not executive officers of the Company, the Compensation Committee may, in its discretion, authorize, prior to the final determination of Bonuses for Participants for such fiscal year, payments on account of Bonuses payable hereunder to one or more Participants entitled to such Bonuses at any time during such fiscal year or after the end of such fiscal year to a Participant who ceases to be a Senior Managing Director for any reason prior to the end of such fiscal year. Within the limitations set forth in the preceding sentence, the Compensation Committee may authorize one or more such “on account” payments, but the aggregate amount of any such on account payments shall not exceed the aggregate amount permitted to be paid pursuant to the Plan with respect to the same fiscal year. In connection with any such “on account” payments, the Compensation Committee shall require an undertaking or other assurance by or on behalf of the Participant receiving such payment to repay the Company the amount, if any, by which such “on account” payment exceeds the actual amount determined to be due to such person under the Plan in respect of such fiscal year. Any “on account” payments received prior to the end of a fiscal year shall be discounted to reasonably reflect the time value of money from the date of payment to the date 60 days after the end of the fiscal year.

     6.4. To the extent permitted under applicable law, the Compensation Committee may determine that payment of a portion of a Participant’s Bonus shall be deferred or may permit Participants to make appropriate elections (in compliance with “Q&A” 19(c) of Notice 2005-1, as extended by the Preamble to the proposed treasury regulations promulgated under Section 409A of the Code and Notice 2006-79) to defer a portion of the Bonus. The periods of such deferrals and any interest, not to exceed a reasonable rate, to be paid in respect of deferred payments will be at the sole discretion of the Compensation Committee. The Compensation Committee may also define such other conditions of payments of Bonuses as it may deem desirable in carrying out the purposes of the Plan.

     6.5. In any fiscal year, any balance in the Annual Bonus Pools for any reason, including the limitation contained in Section 5.3, the forfeiture of a Bonus under Section 6.2, the reduction of a Bonus under Section 5.4, or otherwise, shall not be distributed to other Participants and shall not be carried forward or be available for distribution as Bonuses under the Plan in a future year or years.

Section 7. Administration and Interpretation.

     The Plan shall be administered by the Compensation Committee, which shall have the sole authority to interpret and to make rules and regulations for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Compensation Committee deems necessary or desirable to carry it into effect. Any decision of the Compensation Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Compensation Committee and no officer of the Company shall be liable for anything done or omitted to be done by him or her, by any other member of the Compensation Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct or as expressly provided by statute. The Compensation Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

Section 8. Administrative Expenses.

     Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds and not charged against the Annual Bonus Pools, except insofar as such expenses shall be taken into account in determining the components of the Annual Bonus Pools hereunder.

Section 9. Amendment or Termination.

     The Compensation Committee may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall retroactively impair or otherwise adversely affect the rights of any Participant to benefits under the Plan which have accrued prior to the date of such action.

Section 10. No Assignment.

     The rights hereunder, including without limitation rights to receive a Base Salary or Bonus, shall not be sold, assigned, transferred, encumbered or hypothecated by an employee of the Company (except by testamentary disposition or intestate succession), and, during the lifetime of any recipient, any payment of Base Salary or a Bonus shall be payable only to such recipient.

Section 11. The Company.

     For purposes of the Plan, the “Company” shall include the successors and assigns of the Company, and the Plan shall be binding on any corporation or other person with which the Company is merged or consolidated, or which acquires substantially all of the assets of the Company, or which otherwise succeeds to its business.

Section 12. Withholding Tax.

     The Company shall be entitled to require Participants to remit an amount sufficient to satisfy all federal, state and local withholding tax requirements related to any Bonus Awards made pursuant to the Plan. This includes any awards ultimately distributed under the Capital Accumulation Plan for Senior Managing Directors, the Stock Award Plan or any other deferral plan.

Section 13. Stockholder Approval.

     The Plan is subject to the approval of the stockholders of the Company at the 2007 Annual Meeting of Stockholders in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(4). No Bonus shall be payable under the Plan absent such stockholder approval.

Section 14. Plan Termination.

     The Plan will terminate on March 22, 2012.

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NEW YORK, NY 10179

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THE BEAR STEARNS COMPANIES INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED HEREIN AND “FOR” ITEMS 2, 3, 4, 5 AND 6 AND “AGAINST” ITEM 7 AND PURSUANT TO ITEM 8.
ITEM 1 -	ELECTION OF DIRECTORS: Nominees for Directors: 1) James E. Cayne 2) Henry S. Bienen 3) Carl D. Glickman 4) Michael Goldstein 5) Alan C. Greenberg 6) Donald J. Harrington 7) Frank T. Nickell	8) Paul A. Novelly 9) Frederic V. Salerno 10) Alan D. Schwartz 11) Warren J. Spector 12) Vincent Tese 13) Wesley S. Williams Jr.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

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Vote on Proposals		For	Against	Abstain					For	Against	Abstain

ITEM 2 -	APPROVAL OF AN AMENDMENT TO THE STOCK AWARD PLAN;	☐	☐	☐	ITEM 6 -	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING NOVEMBER 30, 2007;			☐	☐	☐

ITEM 3 -	APPROVAL OF AMENDMENTS TO THE RESTRICTED STOCK UNIT PLAN;	☐	☐	☐	ITEM 7 -	STOCKHOLDER PROPOSAL REGARDING A PAY-FOR-SUPERIOR-PERFORMANCE STANDARD;			☐	☐	☐

ITEM 4 -	APPROVAL OF AMENDMENTS TO THE CAPITAL ACCUMULATION PLAN FOR SENIOR MANAGING DIRECTOR;	☐	☐	☐	ITEM 8 -						In their discretion, the proxies are authorized to vote upon such other business as may properly be presented at the meeting or any adjournments or postponements thereof.

ITEM 5 -	APPROVAL OF THE 2007 PERFORMANCE COMPENSATION PLAN;	☐	☐	☐

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PROXY

     THE BEAR STEARNS COMPANIES INC.
Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders — April 18, 2007 at 5:00 p.m. E.D.T.

     The undersigned stockholder of The Bear Stearns Companies Inc. (the “Company”) hereby appoints James E. Cayne and Alan C. Greenberg, and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company’s global headquarters located at 383 Madison Avenue, 2nd Floor, New York, New York, 10179, at 5:00 p.m. Eastern Daylight Time, on April 18, 2007, and at any adjournments or postponements thereof, with authority to vote all shares of Common Stock of the Company held or owned by the undersigned on February 20, 2007, in accordance with the directions indicated herein.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED HEREIN AND “FOR” ITEMS 2, 3, 4, 5 AND 6 AND “AGAINST” ITEM 7 AND PURSUANT TO ITEM 8.

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